Exhibit 10.2

Execution Version

SECOND AMENDMENT TO CREDIT AGREEMENT AND
FIRST AMENDMENT TO SECURITY AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT AND FIRST AMENDMENT TO SECURITY AGREEMENT (this “Amendment”), dated as of April 29, 2015, is by and among CARROLS RESTAURANT GROUP, INC., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower party hereto (collectively, the “Guarantors”), the Lenders party hereto (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent on behalf of the Lenders under the Credit Agreement (as hereinafter defined) (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

W I T N E S S E T H

WHEREAS, (i) the Borrower, the Guarantors, the Lenders and the Administrative Agent are parties to that certain Credit Agreement dated as of May 30, 2012 (as amended by that certain First Amendment to Credit Agreement dated as of December 19, 2014 and as may be further amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”) and (ii) the Borrower, the Guarantors and the Administrative Agent are parties to that certain Security Agreement dated as of May 30, 2012 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Security Agreement”);

WHEREAS, the Credit Parties have requested that the Lenders amend certain provisions of the Credit Agreement and the Security Agreement; and

WHEREAS, the Lenders are willing to make such amendments to the Credit Agreement and to the Security Agreement, in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT

1.1    New Definitions. The following definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Engagement Letter” shall mean the letter agreement dated April 14, 2015, addressed to the Borrower from Wells Fargo and WFS, as amended, modified, extended, restated, replaced, or supplemented from time to time.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof)

by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“First Lien Leverage Ratio” shall mean, as of any date of determination, for the Credit Parties and their Subsidiaries on a Consolidated basis, the ratio of (a) Consolidated Funded Debt on such date that is secured by a first priority Lien on any asset or property of any Credit Party to (b) Consolidated EBITDA for the four (4) consecutive quarters ending on such date.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder.

“Second Amendment” shall mean that certain Second Amendment to Credit Agreement and First Amendment to Security Agreement, dated as of the Second Amendment Effective Date by and among the Borrower, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent.

“Second Amendment Effective Date” shall mean April 29, 2015.

“Swap Obligations” shall mean, with respect to any Guarantor, an obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of § 1a(47) of the Commodity Exchange Act.

1.2    Deleted Definitions. The definitions of Deposit Account Control Agreement, Fee Letter and Securities Account Control Agreement are hereby deleted from Section 1.1 of the Credit Agreement in their entirety. All references to the term “Fee Letter” in the Credit Agreement are hereby amended to refer to the term “Engagement Letter”.

1.3    Amendment to Definition of Applicable Margin. The definition of Applicable Margin set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Applicable Margin” shall mean the rate per annum set forth below opposite the applicable level then in effect (based on the Adjusted Leverage Ratio), it being understood that the Applicable Margin for (a) Revolving Loans that are Alternate Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (b) Revolving Loans that are LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Margin & L/C Fee”, (c) the Letter of Credit Fee shall be the percentage set forth under the column “LIBOR Margin & L/C Fee”, and (d) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

Applicable Margin
Level	Adjusted Leverage Ratio	LIBOR Margin & L/C Fee	Base Rate Margin	Commitment Fee
I	Greater than 6.00 to 1.00	3.75%	2.75%	0.50%
II	Greater than 5.50 to 1.00 but less than or equal to 6.00 to 1.00	3.50%	2.50%	0.50%
III	Greater than 5.00 to 1.00 but less than or equal to 5.50 to 1.00	3.25%	2.25%	0.375%
IV	Less than or equal to 5.00 to 1.00	3.00%	2.00%	0.375%

The Applicable Margin shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Borrower the quarterly financial information (in the case of the first three fiscal quarters of the Borrower’s fiscal year), the annual financial information (in the case of the Fourth Quarter) and the certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b) (each an “Interest Determination Date”). Such Applicable Margin shall be effective from such Interest Determination Date until the next such Interest Determination Date. If the Credit Parties shall fail to provide the financial information or certifications in accordance with the provisions of Sections 5.1(b) and 5.2(b), the Applicable Margin shall, on the date five (5) Business Days after the date by which the Credit Parties were so required to provide such financial information or certifications to the Administrative Agent and the Lenders, be based on Level I until such time as such information or certifications or corrected information or corrected certificates are provided, whereupon the Level shall be determined by the then current Adjusted Leverage Ratio. In the event that any financial statement or certification delivered pursuant to Sections 5.1 or 5.2 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, the Borrower shall immediately (a) deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (b) determine the Applicable Margin for such Applicable Period based upon the corrected compliance certificate, and (c) immediately pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto. It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and the Lenders under the Credit Documents, including their rights under Sections 2.8 and Article VII.

1.4    Amendment to Definition of Consolidated EBITDA. Clause (v) contained in the definition of Consolidated EBITDA set forth in Section 1.1 is hereby amended and restated in its entirety to read as follows:

(v) other non-cash charges (excluding reserves for future cash charges (other than occupancy-related costs accrued in connection with store closings)) of the Credit Parties and their Subsidiaries for such period (including, without limitation, non-cash expense related to stock option or other equity compensation plans or grants)

1.5    Amendment to Definition of Credit Party Obligations. The definition of Credit Party Obligations set forth in Section 1.1 is hereby amended by adding the following sentence to the end of such definition:

In no event shall the Credit Party Obligations include any Excluded Swap Obligations.

1.6    Amendment to Definition of Default Rate. Clause (c) contained in the definition of Default Rate set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c) when used with respect to any other fee or amount due hereunder, a rate equal to the Alternate Base Rate plus the Applicable Margin applicable to Alternate Base Rate Loans plus 2.00% per annum.

1.7    Amendment to Definition of Intercreditor Agreement. The definition of Intercreditor Agreement set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of May 30, 2012, as amended on the Second Amendment Effective Date by and among the Administrative Agent and BNY Mellon, in its capacity as trustee under the Second Lien Notes Indenture.

1.8    Amendment to Definition of LIBOR. The definition of LIBOR set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) for deposits of Dollars for a term coextensive with the designated Interest Period which the ICE Benchmark Administration (or any successor administrator of LIBOR rates) fixes as its LIBOR rate as of 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the beginning of such Interest Period; provided, that, if such rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. If for any reason such rate is not available, then “LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent in accordance with its customary practices, Dollars in an amount comparable to the Revolving Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected; provided, that, if such rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

1.9    Amendment to Definition of Maturity Date. The definition of Maturity Date set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Maturity Date” shall mean the date that is the earlier of (i) five years following the Second Amendment Effective Date and (ii) the date that is six months prior to the maturity date of the Second Lien Notes; provided, however, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

1.10    Amendment to Definition of Obligations. The definition of Obligations set forth in Section 1.1 is hereby amended by adding the following sentence to the end of such definition:

In no event shall the Obligations include any Excluded Swap Obligations.

1.11    Amendment to Definition of Other Designated Expenses. The definition of Other Designated Expenses set forth in Section 1.1 is hereby amended and restated in its entirety as follows:

“Other Designated Expenses” shall mean, for any period, (a) consolidated impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 “Goodwill and Other Intangibles” and Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long Lived Assets,” or any successor pronouncements, (b) amortization associated with the excess of purchase price over the value allocated to tangible property or assets acquired by the Borrower or its consolidated Subsidiaries, (c) any non-recurring cash fees, charges or other expenses made or incurred in connection with the credit facilities under this Agreement, the Second Amendment and the Existing Credit Agreement and the issuance of the Second Lien Notes and (d) any non-recurring cash fees, charges or other expenses made or incurred in connection with any Permitted Acquisition .

1.12    Amendment to Definition of Permitted Acquisition. Clause (ii) contained in the definition of Permitted Acquisition set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(ii) the Credit Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving effect to the acquisition on a Pro Forma Basis, (A) the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9 and (B) the Adjusted Leverage Ratio shall be 0.25 to 1.00 less than the then applicable level set forth in Section 5.9; provided, however, the requirement set forth in this clause (B) shall not apply to any acquisitions consummated at any time after the Adjusted Leverage Ratio covenant level set forth in Section 5.9(a) has been less than or equal to 6.00 to 1.00 for two consecutive fiscal quarters as evidenced by a certificate of an Authorized Officer substantially in the form of Exhibit 5.2(b) and delivered concurrently with the financial statements required to be delivered pursuant to Section 5.1(b);

1.13    Amendment to Definition of Second Lien Notes. The definition of Second Lien Notes set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Second Lien Notes” means those certain notes (together with any Additional Notes (as defined in the Second Lien Notes Indenture)) issued under the Second Lien Note Indenture to the holders thereof from time to time.

1.14    Amendment to Definition of Second Lien Notes Indenture. The definition of Second Lien Notes Indenture set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Second Lien Notes Indenture” shall mean that certain Note Indenture, dated as of the Second Amendment Effective Date, by and among the Borrower, the guarantors from time to time party thereto and BNY Mellon as trustee and as collateral agent.

1.15    Amendment to Definition of Security Documents. The definition of Security Documents set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Security Documents” shall mean the Security Agreement, the Intercreditor Agreement, the Mortgage Instruments and all other agreements, documents and instruments relating to, arising out of, or in any way connected with any of the foregoing documents or granting to the Administrative Agent, for the benefit of the Secured Parties, Liens or security interests to secure, inter alia, the Credit Party Obligations whether now or hereafter executed and/or filed, each as may be amended from time to time in accordance with the terms hereof, executed and delivered in connection with the granting, attachment and perfection of the Administrative Agent’s security interests and liens arising thereunder, including, without limitation, UCC financing statements.

1.16    Amendment to Section 1.3. Clause (c) of Section 1.3 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c)    Financial Covenant Calculations. The parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the covenants set forth in Section 5.9 and for purposes of determining the Applicable Margin, (i) after consummation of any Permitted Acquisition, (A) Consolidated EBITDAR shall be calculated after giving effect thereto on a Pro Forma Basis (subject to adjustments mutually and reasonably acceptable to the Borrower and the Administrative Agent), (B) Consolidated EBITDA shall be calculated after giving effect thereto on a Pro Forma Basis (subject to adjustments mutually and reasonably acceptable to the Borrower and the Administrative Agent), (C) Consolidated Interest Expense shall be calculated after giving effect thereto (including the effect of any related incurrence of Indebtedness) on a Pro Forma Basis and (D) Consolidated Rent Expense shall be calculated after giving effect thereto on a Pro Forma Basis (subject to adjustments mutually and reasonably acceptable to the Borrower and the Administrative Agent), (ii) after the consummation of any Permitted Construction Transaction, (A) Consolidated EBITDAR shall be calculated after giving effect thereto on a Pro Forma Basis (subject to adjustments mutually and reasonably acceptable to the Borrower and the Administrative Agent), (B) Consolidated EBITDA shall be calculated after giving effect thereto on a Pro Forma Basis (subject to adjustments mutually and reasonably acceptable to the Borrower and the Administrative Agent), (C) Consolidated Interest Expense shall be calculated after giving effect thereto (including the effect of any related incurrence of Indebtedness) on a Pro Forma Basis and (D) Consolidated Rent Expense shall be calculated after giving effect thereto on a Pro Forma Basis (subject to adjustments mutually and reasonably acceptable to the Borrower and the Administrative Agent) and (iii) after any Disposition permitted by Section 6.4(a)(vii) and (viii) in an amount in excess of $2,500,000, (A) Consolidated EBITDAR shall be calculated after giving effect thereto on a Pro Forma Basis (to the extent the property or assets subject to such Disposition were owned during the applicable period of calculation) (subject to adjustments mutually and reasonably acceptable to the Borrower and the Administrative Agent), (B) Consolidated EBITDA shall be calculated after giving effect thereto on a Pro Forma Basis (to the extent the property or assets subject to such Disposition were owned during the applicable period of calculation) (subject to adjustments mutually and reasonably acceptable to the Borrower and the Administrative Agent), (C) Consolidated Interest Expense shall be calculated after giving effect thereto (including the effect of any related incurrence of Indebtedness) on a Pro Forma Basis and (D) Consolidated Rent Expense shall be calculated after giving effect thereto on a Pro Forma Basis (subject to adjustments mutually acceptable to the Borrower and the Administrative Agent).

1.17    Amendment to Section 2.1(a). The reference to “TWENTY MILLION DOLLARS ($20,000,000)” contained in Section 2.1(a) of the Credit Agreement is hereby amended to read “THIRTY MILLION DOLLARS ($30,000,000). Correspondingly, the references to “$20,000,000” appearing on the cover page and in the first whereas clause of the Credit Agreement are hereby amended to read “$30,000,000”.

1.18    Amendment to Section 2.3(a). The reference to “FIFTEEN MILLION DOLLARS ($15,000,000)” contained in Section 2.3(a) of the Credit Agreement is hereby amended to read “TWENTY MILLION DOLLARS ($20,000,000)”.

1.19    Amendment to Section 2.7(b). The words “after the Cash Collateral Release Date” appearing in clauses (i), (ii), (iii) and (iv) of Section 2.7(b) of the Credit Agreement are hereby deleted in their entirety.

1.20    Amendments to Section 2.22. Subclause (xii) contained in clause (b) of Section 2.22 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(xii) notwithstanding anything to the contrary contained herein, (1) no Revolving Facility Increase shall be available prior to the delivery of the financial statements required to be delivered pursuant to Section 5.1(b) for the Second Quarter 2015 and (2) no more than $5 million of Revolving Facility Increase shall be available from the period following delivery of the financial statements for Second Quarter 2015 and prior to the delivery of the financial statements required to be delivered pursuant to Section 5.1(a) for the fiscal year ending December 31, 2015.

1.21    Amendments to Section 3.11. Clause (b) contained in Section 3.11 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b) to finance ongoing working capital and other general corporate purposes of the Credit Parties and their Subsidiaries, including, without limitation, capital expenditures (including for remodeling restaurants).

1.22    Amendments to Section 5.7. The reference to “$2,500,000” contained in Section 5.7(b) of the Credit Agreement is hereby amended to read “$5,000,000”. The reference to “$5,000,000” contained in Section 5.7(c) of the Credit Agreement is hereby amended to read “$10,000,000”. The reference to “$5,000,000” contained in Section 5.7(e) of the Credit Agreement is hereby amended to read “$10,000,000”.

1.23    Amendments to Section 5.9. Section 5.9 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 5.9    Financial Covenants.

Beginning with the first fiscal quarter ending on the date immediately following the Second Amendment Effective Date and for each fiscal quarter thereafter, comply with the following financial covenants:

(a)    Adjusted Leverage Ratio. The Adjusted Leverage Ratio, calculated as of the last day of each fiscal quarter occurring during the periods set forth below shall be less than or equal to the following:

Period	Ratio
Second Amendment Effective Date through and including the Fourth Quarter of 2015	7.00 to 1.00
First Quarter of 2016 through and including the Fourth Quarter of 2016	6.75 to 1.00
First Quarter of 2017 through and including the Fourth Quarter of 2017	6.50 to 1.00
First Quarter of 2018 and thereafter	6.00 to 1.00

(b)    Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, calculated as of the last day of each fiscal quarter, shall be greater than or equal to (i) 1.25 to 1.00 from the Second Amendment Effective Date through and including the Fourth Quarter of 2015 and (ii) 1.30 to 1.00 from the First Quarter of 2016 and thereafter.

(c)    First Lien Leverage Ratio. The First Lien Leverage Ratio, calculated as of the last day of each fiscal quarter, shall be less than or equal to 0.75 to 1.00.

1.24    Amendments to Section 5.12. Clause (b) contained in Section 5.12 of the Credit Agreement is hereby amended by adding the following sentence to the end of such clause:

Notwithstanding the foregoing to the contrary, no Credit Party will be required to perfect the Administrative Agent’s Lien on any Deposit Account, Securities Account or Commodity Account pursuant to a control agreement.

1.25    Amendments to Section 5.12. Clause (e) contained in Section 5.12 of the Credit Agreement is hereby deleted in its entirety.

1.26    Amendments to Section 5.13. Clause (e)(ii) contained in Section 5.13 of the Credit Agreement is hereby deleted in its entirety.

1.27    Amendments to Section 6.1. Clause (i) contained in Section 6.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(i)Indebtedness under the Second Lien Notes in an aggregate principal amount not to exceed $200,000,000; and

1.28    Amendments to Section 6.5. Clause (h) contained in Section 6.5 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(h) the construction or development of a new Restaurant; provided, however, that in each such case, at the time such Credit Party enters into a contract obligating a Credit Party or any of its Subsidiaries to commence construction or development of a new Restaurant which obligates any Credit Party to pay greater than $250,000 in the aggregate (i) no Default or Event of Default shall have occurred and be continuing or would exist after giving effect to the construction or development of the new Restaurant, and (ii) after giving effect to the construction or development of such new Restaurant on a Pro Forma basis (A) the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9 and (B) the Adjusted Leverage Ratio shall be 0.25 to 1.00 less than the then applicable level set forth in Section 5.9; provided, however, the requirement set forth in this clause (B) shall not apply to any construction or development consummated at any time after the Adjusted Leverage Ratio covenant level set forth in Section 5.9(a) has been less than or equal to 6.00 to 1.00 for two consecutive fiscal quarters as evidenced by a certificate of an Authorized Officer substantially in the form of Exhibit 5.2(b) and delivered concurrently with the financial statements required to be delivered pursuant to Section 5.1(b) (each such construction or development of a new Restaurant permitted pursuant to this clause (h) shall be referred to in this Agreement as a “Permitted Construction Transaction”);

1.29    Amendment to Section 6.10(f). Clause (f) contained in Section 6.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(f) so long as no Default or Event of Default has occurred and is continuing, redeem or repurchase the Second Lien Notes (other than pursuant clause (e) above); provided that after giving effect to such redemption or repurchase, (A) the Credit Parties’ shall have cash and Cash Equivalents together with Revolving Availability of not less than $5,000,000, (B) the Adjusted Leverage Ratio of the Borrower and its Subsidiaries on a Consolidated basis shall be less than 6.00 to 1.00, (C) no Default or Event of Default shall have resulted therefrom and (D) no Revolving Loans may be used to make such redemption or repurchase.

1.30    Amendment to Section 6.14. Section 6.14 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 1.31    Account Control Agreements; Additional Bank Accounts.

Set forth on Schedule 3.16(c) is a complete and accurate list of all checking, savings or other accounts (including securities accounts) of the Credit Parties at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person as of the Second Amendment Effective Date.

1.32    Amendment to Section 7.1. Clauses (d), (g), (k) and (n) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(d)    Indebtedness Cross-Default. (i) Any Credit Party or any of its Subsidiaries shall default in any payment of principal of or interest on any Indebtedness (other than the Loans, Reimbursement Obligations, the Guaranty, ASC 840-40 lease financing obligations and Hedging Agreements entered into in the ordinary course of business in order to manage existing or anticipated commodity price risks) in a principal amount outstanding of at least $10,000,000 for the Credit Parties and any of their Subsidiaries in the aggregate beyond any applicable grace period (not to exceed thirty (30) days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) any Credit Party or any of its Subsidiaries shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans, Reimbursement Obligations, the Guaranty, ASC 840-40 lease financing obligations and Hedging Agreements entered into in the ordinary course of business in order to manage existing or anticipated commodity price risks) in a principal amount outstanding of at least $10,000,000 in the aggregate for the Credit Parties and their Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to be repurchased, prepaid, deferred or redeemed (automatically or otherwise); or (iii) any Credit Party or any of its Subsidiaries shall breach or default any Hedging Agreement that is a Bank Product; or

(e)    Judgment Default. (i) One or more judgments or decrees shall be entered against a Credit Party or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by insurance) of $10,000,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within the earlier of (A) thirty (30) days from the entry thereof or (B) the expiration of the period during which an appeal of such judgment or decree is permitted or (ii) any injunction, temporary restraining order or similar decree shall be issued against a Credit Party or any of its Subsidiaries that, individually or in the aggregate, could result in a Material Adverse Effect; or

(f)    Invalidity of Credit Documents. Any Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers, priority and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive) or any Lien shall fail to be a first priority, perfected Lien on a material portion of the Collateral (but excluding deposit accounts, securities accounts and commodity accounts with respect to perfection); or

(g)    Uninsured Loss. Any uninsured damage to or loss, theft or destruction of any assets of the Credit Parties or any of their Subsidiaries shall occur that is in excess of $10,000,000 (excluding customary deductible thresholds established in accordance with historical past practices).

1.33    Amendment to Article X. Sections 10.10 and 10.11 are hereby added to Article X of the Credit Agreement to read as follows:

Section 1.34    Eligible Contract Participant.

Notwithstanding anything to the contrary in any Credit Document, no Guarantor shall be deemed under this Article X to be a guarantor of any Swap Obligations if such Guarantor was not an “eligible contract participant” as defined in § 1a(18) of the Commodity Exchange Act, at the time the guarantee under this Article X becomes effective with respect to such Swap Obligation and to the extent that the providing of such guarantee by such Guarantor would violate the Commodity Exchange Act; provided however that in determining whether any Guarantor is an “eligible contract participant” under the Commodity Exchange Act, the guarantee of the Credit Party Obligations of such Guarantor under this Article X by a Guarantor that is also a Qualified ECP Guarantor shall be taken into account.

Section 1.35    Keepwell.

Without limiting anything in this Article X, each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time to each Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act at the time the guarantee under this Article X becomes effective with respect to any Swap Obligation, to honor all of the Obligations of such Guarantor under this Article X in respect of such Swap Obligations (provided, however, that each

Qualified ECP Guarantor shall only be liable under this Section 10.11 for the maximum amount of such liability that can be hereby incurred without rendering its undertaking under this Section 10.11, or otherwise under this Article X, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The undertaking of each Qualified ECP Guarantor under this Section 10.11 shall remain in full force and effect until termination of the Commitments and payment in full of all Loans and other Credit Party Obligations. Each Qualified ECP Guarantor intends that this Section 10.11 constitute, and this Section 10.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Guarantor that would otherwise not constitute an “eligible contract participant” under the Commodity Exchange Act.

1.36    Amendment to Schedules and Exhibits. Those certain Schedules and Exhibits attached as Exhibit A to this Amendment shall replace the corresponding Schedules and Exhibits to the Credit Agreement. All other Schedules and Exhibits to the Credit Agreement shall not be modified or otherwise affected.

ARTICLE II
AMENDMENTS TO SECURITY AGREEMENT

2.1    Amendment to Section 3.3. Section 3.3 of the Security Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 3.3    Financing Statements and Other Filings; Maintenance of Perfected Security Interest. Each Pledgor represents and warrants that, other than with respect to Deposit Accounts, Securities Accounts and Commodity Accounts, all financing statements, agreements, instruments and other documents necessary to perfect the security interest granted by it to the Administrative Agent in respect of the Pledged Collateral have been delivered to the Administrative Agent in completed and, to the extent necessary, duly executed form for filing in each governmental, municipal or other office specified in Schedule 6 to the Perfection Certificate. Each Pledgor agrees that at the sole cost and expense of the Pledgors, such Pledgor will maintain the security interest created by this Agreement in the Pledged Collateral as a perfected first priority security interest subject only to Permitted Liens and file all UCC-3 continuation statements necessary to continue the perfection of the security interest created by this Agreement. For the avoidance of doubt, the Credit Parties are not required to cause the Lien of the Administrative Agent on their Deposit Accounts, Securities Accounts or Commodity Accounts to be perfected pursuant to a control agreement.

2.2    Amendment to Section 3.4. Clauses (b) and (c) contained in Section 3.4 of the Security Agreement are hereby amended and restated in their entirety to read as follows:

i.Deposit Accounts. As of the date hereof, no Pledgor has any Deposit Accounts other than the accounts listed in Schedule 13 to the Perfection Certificate. As of the date hereof, the Administrative Agent has a first priority security interest in each such Deposit Account. For the avoidance of doubt and notwithstanding anything to the contrary contained herein, no Credit Party will be required to deliver control agreements to the Administrative Agent with respect to any Deposit Account.
ii.Securities Accounts and Commodity Accounts. As of the date hereof, no Pledgor has any Securities Accounts or Commodity Accounts other than those listed in Schedule 13 to the Perfection Certificate. As of the date hereof, the Administrative Agent has a first priority security interest in each such Securities Account and Commodity Account. For the avoidance of doubt and notwithstanding anything to the contrary contained herein, no Credit Party will be required to deliver control agreements to the Administrative Agent with respect to any Securities Account or any Commodity Account.
2.3    Amendment to Section 3.6. The first sentence of Section 3.6 is hereby amended and restated in its entirety to read as follows:

Each Pledgor shall take such further actions, and execute and/or deliver to the Administrative Agent such additional financing statements, amendments, assignments, agreements, supplements, powers and instruments, as is reasonably necessary in order to create, perfect, preserve and protect the security interest in and lien on the Pledged Collateral and the Mortgaged Property as provided herein and the rights and interests granted to the Administrative Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm the validity, enforceability and priority of the Administrative Agent’s security interest in and lien on the Pledged Collateral and Mortgaged Property or permit the Administrative Agent to exercise and enforce its rights, powers and remedies hereunder and the other Security Documents with respect to any Pledged Collateral and Mortgaged Property, including the filing of financing statements, continuation statements and other documents (including this Agreement) under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby, in form reasonably satisfactory to the Administrative Agent and in such offices (including the United States Patent and Trademark Office and the United States Copyright Office) wherever required by law to perfect, continue and maintain the validity, enforceability and priority of the security interest in and lien on the Pledged Collateral and Mortgaged Property as provided herein and the other Security Documents and to preserve the other rights and interests granted to the Administrative Agent hereunder and the other Security Documents, as against third parties, with respect to the Pledged Collateral and Mortgaged Property.

2.4    Amendment to Section 4.2. The first sentence of Section 4.2 is hereby amended and restated in its entirety to read as follows:

SECTION 4.2    Validity of Security Interest. The security interest in and Lien on the Pledged Collateral granted to the Administrative Agent for the benefit of the Secured Parties hereunder constitutes (a) a legal and valid security interest in all the Pledged Collateral securing the payment and performance of the Secured Obligations, and (b)other than with respect to Deposit Accounts, Securities Accounts and Commodity Accounts and subject to the filings and other actions described in Schedule 6 to the Perfection Certificate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed made), a perfected security interest in all the Pledged Collateral. The security interest and Lien granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement in and on the Pledged Collateral will at all times (other than with respect to Deposit Accounts, Securities Accounts and Commodity Accounts solely with respect to perfection) constitute a perfected, continuing security interest therein, prior to all other Liens on the Pledged Collateral except for Permitted Liens.

2.5    Amendment to Section 4.11. The first sentence of Section 4.11 is hereby amended and restated in its entirety to read as follows:

SECTION 4.11        No Impairment of the Security Interests. No Pledgor shall take any action, or knowingly or negligently omit to take any action, which action or omission might or would have the result of materially impairing the security interest with respect to the Pledged Collateral or Mortgaged Property (for the avoidance of doubt, (i) Permitted Liens and (ii) the entry by the Borrower or its Subsidiaries into Franchise Agreements that provide for the Burger King Rights shall not, in each case, be deemed to materially impair the security interest). Notwithstanding the foregoing to the contrary, no Credit Party will be required to perfect the Administrative Agent’s Lien on any Deposit Account, Securities Account or Commodity Account.

ARTICLE III
CONDITIONS TO EFFECTIVENESS

3.1    Closing Conditions. This Amendment shall become effective as of the day and year set forth above (the “Second Amendment Effective Date”) upon satisfaction of the following conditions (in each case, in form and substance reasonably acceptable to the Administrative Agent):

(a)    Executed Amendment. The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Credit Parties, the Lenders and the Administrative Agent.

(b)    Organizational Documents. The Administrative Agent shall have received (i) a certificate of a secretary or assistant secretary of each Credit Party certifying that the articles of incorporation, bylaws and/or other organizational documents (or their equivalent), as applicable, of each Credit Party that were delivered on the Closing Date (as defined in the Credit Agreement) or the date on which any Credit Party was joined as a Guarantor pursuant to the terms of the Credit Agreement, as applicable, or certified updates as applicable, remain true and correct and in force and effect as of the Second Amendment Effective Date and (ii) resolutions, incumbency and good standing certificates (or their equivalent), as applicable, for the Credit Parties.

(c)    Officer’s Certificate. The Administrative Agent shall have received a certificate or certificates executed by an Authorized Officer of the Borrower stating that (i) after giving effect to this Amendment, no Default or Event of Default shall exist, (ii) all governmental and third party consents and all equity holder and board of directors (or comparable entity management body) authorizations for each Credit Party as are necessary for the execution and delivery of the Amendment shall have been obtained and shall be in full force and effect and (iii) the representations and warranties made by the Credit Parties in the Credit Agreement and in the other Credit Documents and which are contained in any certificate furnished at any time under or in connection with this Amendment shall (x) with respect to representations and warranties that contain a materiality qualification, be true and correct and (y) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects as if made on and as of the Second Amendment Effective Date except for any representation or warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

(d)    Legal Opinion. The Administrative Agent shall have received customary legal opinions of counsel for the Credit Parties (including an opinion of the general counsel of the Borrower) as may be reasonably requested by the Administrative Agent, in each case dated the Second Amendment Effective Date, addressed to the Administrative Agent and the Lenders (and their permitted assigns) and in form and substance acceptable to the Administrative Agent.

(e)    Second Lien Notes. The Borrower shall have received gross proceeds from the issuance of the Second Lien Notes on the Second Amendment Effective Date of $200,000,000. The Administrative Agent shall have received (i) a certified copy of the Second Lien Note Indenture and other related documents (including, without limitation, the Intercreditor Agreement), each to be in form and substance reasonably satisfactory to the Administrative Agent and (ii) evidence that all obligations under the existing second lien notes have been satisfied and discharged in full and all security interests related thereto have been terminated.

(f)    Financial Statements. The Administrative Agent will have received, in form and substance reasonably satisfactory to the Administrative Agent, (i) copies of satisfactory audited consolidated and consolidating financial statements for the Borrower and its Subsidiaries for the three fiscal years most recently ended for which financial statements are available and interim unaudited consolidated and consolidating financial statements for each quarterly period ended since the last audited financial statements for which financial statements are available and (ii) projections prepared by management of balance sheets, income statements and cashflow statements of the Borrower and its Subsidiaries (excluding the Excluded Subsidiaries), which will be quarterly through the fourth quarter of 2015 and annually thereafter for the term of the Credit Agreement.

(g)    Financial Covenants. The Administrative Agent shall have received evidence that as of the Second Amendment Effective Date (i) Consolidated EBITDA is not less than $42,400,000 and (ii) the Adjusted Leverage Ratio is not greater than 6.75 to 1.00, in each case, calculated on a Pro Forma Basis (including adjustments reasonably acceptable to the Administrative Agent) after giving effect to the transactions contemplated to occur on the Second Amendment Effective Date, for the twelve-month period ending as of March 31, 2015, such calculations to be reasonably satisfactory to the Administrative Agent.

(h)    Fees and Expenses.

(i)    The Administrative Agent shall have received from the Borrower, for the account of each Lender that executes and delivers this Amendment (each such Lender, a “Consenting Lender”, and collectively, the “Consenting Lenders”), an amendment fee in an amount equal to 25 basis points on the aggregate Revolving Commitments of such Consenting Lender (after giving effect to this Amendment); and

(ii) The Administrative Agent shall have received from the Borrower such other fees and expenses that are payable in connection with the consummation of the transactions contemplated hereby and King & Spalding LLP shall have received from the Borrower payment of all outstanding fees and expenses previously incurred and all fees and expenses incurred in connection with this Amendment.

(i)    Miscellaneous. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

ARTICLE IV
MISCELLANEOUS

4.1    Amended Terms. On and after the Second Amendment Effective Date, all references to the Credit Agreement in each of the Credit Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

4.2    Representations and Warranties of Credit Parties. Each of the Credit Parties represents and warrants as follows:

(a)    It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b)    This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)    No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.

(d)    The representations and warranties set forth in Article III of the Credit Agreement are true and correct as of the date hereof (except for those which expressly relate to an earlier date).

(e)    After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f)    The Security Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Credit Agreement and the Security Documents and prior to all Liens other than Permitted Liens.

(g)    The Credit Party Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

4.3    Reaffirmation of Credit Party Obligations. Each Credit Party hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Documents applicable to it and (b) that it is responsible for the observance and full performance of its respective Credit Party Obligations.

4.4    Credit Document. This Amendment shall constitute a Credit Document under the terms of the Credit Agreement.

4.5    Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Administrative Agent’s legal counsel.

4.6    Further Assurances. The Credit Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

4.7    Entirety. This Amendment and the other Credit Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

4.8    Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart to this Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original will be delivered.

4.9    No Actions, Claims, Etc. As of the date hereof, each of the Credit Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.

4.10    GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

4.11    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

4.12    Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 9.13 and 9.16 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:    CARROLS RESTAURANT GROUP, INC.,
a Delaware corporation

By:/s/ William E. Myers
Name: William E. Myers
Title: VP, Secretary & General Counsel

GUARANTORS:    CARROLS CORPORATION,
a Delaware corporation

By:/s/ William E. Myers
Name: William E. Myers
Title: VP, Secretary & General Counsel

CARROLS LLC,
a Delaware limited liability company

By:/s/ William E. Myers
Name: William E. Myers
Title: VP, Secretary & General Counsel

CARROLS RESTAURANT GROUP, INC.
SECOND AMENDMENT TO CREDIT AGREEMENT AND
FIRST AMENDMENT TO SECURITY AGREEMENT

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender and as Administrative Agent

By:/s/ Stephen A. Leon
Name: Stephen A. Leon
Title: Managing Director

CARROLS RESTAURANT GROUP, INC.
SECOND AMENDMENT TO CREDIT AGREEMENT AND
FIRST AMENDMENT TO SECURITY AGREEMENT

LENDERS:	Cooperative Centrale
Raiffeisenboerenleenbank B. A. "RABOBANK
NEDERLAND", NEW YORK BRANCH, as a Lender

By:/s/ Michael T. Harder
Name: Michael T. Harder
Title: Executive Director

By:/s/ Van Brandenburg
Name: Van Brandenburg
Title: Executive Director